State or Country
            Name                       of Incorporation
            ----                       ----------------

EA Financial, Inc.                          Delaware
900 Market Street, Suite 200
Wilmington, Delaware  19801

         EA de Mexico, S.A. de C.V.         Mexico
         Newton 53, Suite 11
         Colonia Polanco-Chapultepec
         Mexico, D.F.  11560

EA International, Inc.                      Maryland
11019 McCormick Road
Hunt Valley, Maryland  21031